Exhibit 10.12

                                 LEASE AGREEMENT

     THIS LEASE AGREEMENT, made this 26th day of June , 1998 by and between

                           MT. BETHEL CORPORATE CENTER
                   c/o Atlantic Development & Management Corp.
                       30 Technology Drive, P.O. Box 4500
                            Warren, New Jersey 07059
                     (hereinafter referred to as "Landlord")

                                       and

                          BARRINGER TECHNOLOGIES, INC.
                             a Delaware Corporation
                               30 Technology Drive
                            Warren, New Jersey 07059
                      (hereinafter referred to as "Tenant")


                                   WITNESSETH:


          The parties hereto, in consideration of the rents, covenants and conditions herein obtained, do mutually agree as follows:

1. THE DEMISE

          A. Landlord does hereby demise and lease to Tenant, and Tenant does hereby lease and hire from Landlord, premises consisting of approximately 21,128 square feet of "as is" offices and approximately 7,000 square feet of "as is" warehouse space subject to the performance of Landlord to install demising fence within the warehouse portion of the premises, both of which are as shown highlighted in yellow on Exhibit "A" (the "Premises") located in a high technology building comprised of approximately 95,000 sq. ft. (the "Building") commonly know as 30 Technology Drive, Warren Township, Somerset County, New Jersey together with right of access through Lots 16 & 19.03 Block 78 on the private driveway identified as "Technology Drive". The tract of land upon which the Premises are located and all improvements thereon, including the Building, are sometimes hereinafter referred to collectively as "Landlord's Tract", and as shown on Lease Exhibit "B". Landlord's tract consists of land and improvements included on the aforesaid Lots 16 and 19.03, Block 78. Landlord's Tract includes land upon which multiple buildings have been constructed (with more buildings being planned), together with the commonly used areas, including roadways and detention facilities. It is the parties' intention that when this lease obligates Tenant to pay "Tenant's Proportionate Share" (or similar term) of taxes and other costs or expenses attributable to Landlord's Tract, any such provision shall be interpreted to mean such share set forth in section 6(a) (1) applied to (a) the taxes or other costs directly attributable only to the Building, plus (b) the Buildings fair and ratable share of such costs for maintaining and repairing the common areas of the Landlord's Tract.

          Landlord reserves unto itself, its successors and assigns and public utility companies, the right to install, repair,

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replace  and  realign   utility   lines   serving  the  Premises   and/or  other
improvements, through and in the land beneath the Building, provided that in doing so, neither Landlord nor any public utility company shall unreasonably interfere with the use, enjoyment or business operation of Tenant, provided, however, that if Landlord needs to enter the Building for such purposes, it shall give Tenant reasonable advance notice.

          Subject to the provisions below, Landlord hereby grants to Tenant, at no additional cost or charge to Tenant, except as hereinafter provided, the right to use in common with other tenants the portions of the Landlord's Tract outside of the Premises which are intended to be for common use, including but not limited to lobbies, hallways, elevator, sidewalks, roofs, access roads and landscaped areas. Access and all building services shall be provided t all times during the term of this Lease on a 24 hour, 7 day basis, if allowed by governmental authorities. It is agreed that sixty five (65) unassigned parking spaces at the Premises are for the use of Tenant, its employees, agents, invitees and licensees. Landlord shall not specifically designate any parking space for any other tenant, except as already so designated as of the date hereof. Tenant, its employees, agents, invitees and licensees, shall not be permitted to utilize parking spaces anywhere except at the Premises.

2. TERM: RENEWAL

          A. The term of this Lease (the "Initial term") shall be for a period of ten (10) years commencing on July 1, 1998 or such later date as Landlord obtains a continuing Certificate of Occupancy for Tenant.. The expiration date of the Initial Term shall be June 30, 2008.

          B. If Tenant is not in default hereunder, Tenant shall have the option, exercisable by written notice by certified mail return receipt requested to Landlord not later than nine (9) months prior to the expiration of the Initial Term to extend the Term for one additional period of ten (10) years on the same conditions contained herein, except that the basic rent shall be at Fair Market Value for one such additional ten year period. In no event shall the basic rental for any renewal term be less than the basic rent being paid for the last year of the immediately preceding term. The Initial Term and any such additional periods are referred to collectively as the "Term". The basic rental for the second five years of the renewal term of the ten (10) year renewal period shall be adjusted in the same manner that the Base Rent shall be readjusted during the second five years of the initial term, except that the increase in the Index shall be measured for the first five (5) years of the renewal period.

          C. At any time not later than twelve (12) months prior the expiration of the initial term and not earlier than thirteen (13)


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months prior to the expiration of the initial term,  Tenant may notify  Landlord that it has an interest in renewing this Lease. Within ten (10) days following its receipt of such notice, Landlord shall give Tenant a written notice stating the per-square-foot amount which it would be willing to accept as the Fair Market Rental Value of the Premises for the Renewal Term. Within ten (10) days following Tenant's receipt of Landlord's notice, Tenant shall give Landlord a written notice stating either that Tenant accepts such amount as the Fair Market Rental Value of the Premises for the applicable Renewal Term or that Tenant does not accept such amount. If Tenant shall so accept such amount, such amount shall be the Fair Market Rental Value of the Premises for the Renewal Term. If Tenant shall give such notice that it does not accept such amount, then Landlord and Tenant shall promptly initiate, and thereafter cooperate with one another in the conduct of, negotiations to determine said Fair Market Rental Value. If the parties have not agreed as to said Fair Market Rental Value within eleven (11) months prior to the expiration date of the Term or first Renewal Term, as the case may be, Landlord and Tenant shall attempt to agree upon a single MAI appraiser to determine the Fair Market Rental Value. If landlord and Tenant cannot agree upon a single MAI appraiser within eleven (11) days after such date, then Landlord and Tenant shall each appoint an MAI real estate appraiser within five (5) days thereafter, each of whom shall have a minimum of ten year's experience in the area of High-Technology building appraisals and leasing in the County of Somerset, New Jersey, and neither of whom shall be employees or former employees of either Landlord or Tenant (although the prospective appraiser may be an independent consultant to either party). If the two MAI appraisers cannot agree upon the Fair Market Rental Value, then within ten (10) days after their selection, the two appraisers shall select a third MAI appraiser who shall meet the same standards. The three appraisers shall meet at the earliest practicable date, and in no event later than twenty (20) days after the selection of the third appraiser, and shall, by a majority vote, determine the Fair Market Rental Value. If the first two appraisers cannot agree upon a third appraiser within the aforesaid ten-day period, Landlord and/or Tenant shall promptly apply to the local office of the American Arbitration Association or a New Jersey court of competent jurisdiction for the appointment of the third appraiser. If a majority of the appraisers cannot agree upon such Fair Market Rental Value, then the
third  appraiser  shall  determine  the  same;  provided,   however,   that  the
determination of such appraiser shall not be lower than the lowest Fair Market Rental Value or higher than the highest Fair Market Rental Value proposed by the other two appraisers. Each party hereto shall use bona fide efforts (and shall be responsible for any failure of the appraiser which it selects to use bona fide efforts) to assure that the determination of the Fair Market Rental Value is made no later than six (6) months prior to the expiration date of Initial Term or First Renewal Term, as the case may be, so that Tenant may timely notify Landlord, if at all, of


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Tenant's exercise of its option to renew the term of the Lease.

          The Fair Market Rental Value is to be determined by the appraisers based upon the condition of the Premises at the Initial Commencement Date of the Lease and shall not take into account any special tenant improvements. For purposes of this paragraph, the appraisers shall base their appraisal on the amount of office space and warehouse space being used and the "net" nature of this Lease.

3. RENT: ADDITIONAL RENT: SECURITY

          A. Tenant shall pay to Landlord, as fixed minimum rent ("Basic Rent") during the Term, constituting annual and monthly Basic Rent, in accordance with the Lease Payment Schedule on Exhibit "C". The Basic Rent shall be payable monthly in advance without set-off, deduction or counterclaim and without previous notice or demand therefor, with the first installment to be due and payable upon the execution hereof, and the second and each subsequent installment to be due and payable on the first day of each and every month of the Term (the installment for any partial calendar month to be pro-rated based upon the number of days in the applicable month).

          B. In addition to the Basic Rent, Tenant shall pay to Landlord or to the appropriate third party (as may be specified herein below), as additional rent, without previous notice or demand therefor except as otherwise herein provided (subject to no offset, deduction or counterclaim of any kind or nature), and in the manner and upon the conditions herein set forth, all other charges provided for hereunder to be paid by Tenant. Any and all sums required to be paid by Tenant hereunder, whether to Landlord or otherwise, shall for purposes of Landlord's rights including the non-payment thereof and for all other purposes for which the same shall be relevant, be deemed additional rent subject to the same duties and obligations of Tenant with respect to, and the same remedies of Landlord for the non-payment of, Basic Rent ("Additional Rent"). If Landlord shall pay any monies or incur any expenses in correction of Tenant's violation of the covenants contained in this Lease, the amounts so paid or incurred shall, upon notice to Tenant, be considered Additional Rent payable by Tenant with the next installment of Basic Rent thereafter to become due and payable or, if at expiration of the Term or at other termination of this Lease, within thirty (30) days of demand therefor by Landlord, it being agreed that the responsibility for payment thereof shall survive expiration of the Term or other termination of this Lease. All rentals of any nature shall be paid and delivered to Landlord at Landlord's address as set forth at the head of this Lease, or to such other place or person as Landlord may from time to time designate by written notice to Tenant.

          C.  Basic  Rent  and   Additional   Rent  are  sometimes   hereinafter
collectively referred to as "Rent", "Rent" or "Rental".

          D. On or before August 31, 2001, Tenant shall deposit with Landlord the sum of One Hundred Twenty One Thousand Five Hundred Dollars ($121,500.00), as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease by Tenant to be kept and performed (the "Deposit"). If at any time during the Term, any of the rent herein reserved or provided to be paid shall be overdue and unpaid beyond any applicable grace period, then Landlord may, at its option, appropriate and apply any portion of the Deposit to the payment of any such overdue rent; and in the event of the failure of Tenant to keep and perform any other term, covenant and/or condition of this Lease to be kept and performed by Tenant, then Landlord, at its option, may appropriate and apply the Deposit, or so much thereof as may be necessary, to compensate Landlord for the loss or damage suffered by Landlord due to the breach on the part of Tenant. If there shall occur any increase in the Basic Rent during the Term, Tenant shall, at or prior to the time of such increase, deposit such additional sum(s) so that the Deposit at all times equals three (3) months of the prevailing Basic Rent and Additional Rent. Non-payment of the Security Deposit when due shall be a default in the Lease and Landlord in addition to all of its remedies under this Lease as to default shall be relieved of providing free Basic Rent as Landlord's work letter obligation specified in Exhibit "E".

4. USE OF PREMISES

          The Premises shall be used for offices, light assembly and warehouse operations, and distribution of Tenant's products and for no other purpose. Tenant represents that it shall not create any odors or noises (which in the reasonable opinion of Landlord, would devalue the building,) which will disturb neighboring tenants or properties, and that it will conform at all times with all applicable municipal zoning ordinances and all laws and regulations as set forth in Section 12. Tenant represents its use shall not be hazardous.

5. NET LEASE

          It is understood and agreed that, except as may otherwise in this Lease be expressly provided, Tenant has the responsibility of paying all charges of any kind or nature attributable to the Premises, whether or not specifically set forth in this Lease, it being the intention of the parties hereto that the Rent payable to Landlord under this Lease be absolutely net and that Landlord have no expense whatsoever attributable to the Premises or to the operation or maintenance of Tenant's operations at the Premises, unless otherwise expressly stated herein.

6. REAL ESTATE TAXES

          A. Tenant shall pay, as Additional Rent during the Term, upon demand from time to time by Landlord and together with the next payment of Basic Rent due after such demand (or within ten (10) days of demand if the Term is about to expire or this Lease otherwise about to terminate after the making of such demand), Tenant's Proportionate Share (as defined below) of all real estate taxes, assessments and other charges and levies which may be made or imposed upon Landlord's Tract, other than income, franchise, gross receipts, corporation, capital levy, excess profits, revenue, inheritance, gift, estate, payroll or stamp tax, or other tax not in lieu of or as substitute for real estate tax or charges stemming from Landlord's failure to pay taxes as due; provided, however, that if any time during the Term the methods of taxation prevailing at the Commencement Date shall be altered so as to cause the whole or any part of the taxes, assessments and other charges and levies referred to hereinabove in this Section to be imposed, wholly or partly, as a capital levy, on the rents received from Landlord's Tract or otherwise, or if any tax shall be measured by or based in whole or in part upon the value of Landlord's Tract and shall be imposed upon Landlord, then, to the extent that such other tax is a substitute for, and is enacted in lieu of, existing real estate tax, as described above, Tenant shall be responsible for payment, as Additional Rent, of all such taxes, assessments, levies or charges. The maximum obligation of Tenant, however, shall be achieved by computing such tax as if the Premises shall be the sole property of Landlord. Upon request of Tenant, Landlord shall execute all documents necessary for, and will cooperate with Tenant with respect to, the prosecution, in Landlord's name, of appeals of the tax assessment against Landlord's Tract, provided that no such appeal shall be prosecuted if the prosecution thereof would, in Landlord's reasonable judgment, jeopardize Landlord's ownership of the Premises or create any lien or encumbrance thereon, and further provided that Landlord shall incur no expense or obligation in connection with any such appeals. If payments are made by Tenant directly to the taxing authority or authorities, Tenant shall submit to Landlord, within ten
(10) days after the due date from time to time, evidence of payment. Landlord shall provide Tenant with proof of payment of real estate taxes within a reasonable period of time, if requested.

               (1) For purposes of the foregoing and as elsewhere used in this Lease, "Tenant's Proportionate Share" at the Commencement Date of the Lease shall be 17.89 percent increasing to 27.59% eighteen (18) months later and to 29.61% as of August 31, 2001. It is understood that these increases may occur sooner if Tenant occupies additional space during the term of the Lease. This percentage shall be adjusted as square footage increases or decreases over the term of the Lease, or if the Building size changes.

          B. At the option of Landlord, the real estate taxes and/or other charges for which Tenant is responsible hereunder shall be paid in monthly installments in such amounts as are estimated and billed by Landlord, each such installment being due with each monthly basic rental payment. If Landlord elects such option, which it may do from time to time, then within sixty (60) days after receipt by Landlord of final real estate tax bills and/or a reasonable accounting of any other charges so billed for the applicable year, Landlord shall so notify Tenant and make available for Tenant's inspection, upon request, until at least 90 days after any calendar year, copies of such tax bills and/or such accounting, and the monthly payments to be made by Tenant thereafter shall be adjusted to compensate for any overpayment or underpayment made by Tenant in the preceding period. It is understood and agreed that the responsibility of Tenant to pay costs of any nature which may be due under this Lease shall, if not paid as of the time of expiration of the Term or other termination of this Lease, survive expiration of the Term or other termination of this Lease.

7. UTILITY CHARGES

          Tenant shall pay for all utility services of any nature serving the Premises. Said utilities for office space shall be separately metered, if reasonably possible in Tenant's name. Tenant shall not overload the electrical wiring serving the Premises nor use any other utility beyond its normal capacity. It is possible that warehouse space may not be sub-metered in which case, Tenant shall pay Tenant's Proportionate Share based upon the square footage of said space.

8. LANDLORD'S OPERATING COSTS

          A. Tenant shall pay to Landlord, upon demand by Landlord from time to time, Tenant's Proportionate Share of Landlord's Operating Costs (as defined below). The phrase "Landlord's Operating Costs" shall mean all reasonable costs, charges or expenses of any nature actually incurred by Landlord in connection with owning, operating, maintaining and/or carrying Landlord's Tract. By way of example, and not in limitation of the generality of the foregoing nor in limitation of the nature or types of costs, charges or expenses included in the definition of Landlords Operating Costs, it is understood that Landlord's Operating Costs shall include costs, charges and expenses for the following with respect to Landlord's Tract (including the Building and all other exterior and interior portions, common and otherwise, of Landlord's Tract): maintenance, repairs and replacements, including roof, structural frame and concrete floor slabs; paving, repaving and striping; landscaping; cleaning, lighting, snow and 0ice removal; trash removal and/or janitorial or cleaning service; utility charges, such as, but not limited to, costs or charges for providing electric energy (except for electric energy required to be paid for directly by tenants), heating, air conditioning, lighting, water, gas or other fuel; and costs or charges for any other type of service supplied to the common areas of Landlord's Tract; insurance for Landlord's Tract (e.g., fire and extended, liability, rental, workers' compensation);a management fee equal to no more than five percent (5%) of Basic Rent and costs for equipment and supplies.

          B. Notwithstanding the foregoing, Landlord's Operating Costs shall not include: the cost of any of the services set forth in Section 8-A above the responsibility for which are assumed by Tenant with the approval of Landlord, such as Premises janitorial or security services; costs of repair to the Premises to the extent reimbursed by payment of insurance proceeds received by Landlord or recovery from a third party (but less costs of obtaining such recovery); debt service on loans to Landlord or secured by mortgage or deed of trust covering the Premises; salaries of executive officers or other employees of Landlord; and costs relating to new improvements added to the Premises (as distinguished from repair or replacement of existing improvements), nor shall Landlord's Operating Costs include items which are capital items during the last two (2) years of the Initial Term and the last two years of the renewal term, if any, or the cot of repairs or replacement of structural members, floor slabs or footings.

          C. Tenant shall have the right from time to time, at Tenant's expense, upon reasonable notice during reasonable business hours, to have an independent certified public accountant or a qualified employee of Tenant inspect the portion of Landlord's books and records that are relevant to Landlord's calculation of Landlord's Operating Costs and Tenant's Proportionate Share thereof, for a preceding period not to exceed two (2) years.

          D. Tenant shall not be responsible for Landlord's Operating Costs and real estate taxes attributable to the time period prior to the Commencement Date. Tenant's Proportionate Share of Landlord's Operating Costs and real estate taxes for the calendar year in which Tenant's obligation to share therein commences and in the calendar year in which such obligation ceases, shall be prorated based upon the applicable time periods.

          E. The aforesaid Landlord's Operating Costs may be based on monthly estimates of Landlord but shall be reconciled and adjusted annually.

          F. It is anticipated that the Landlord may contribute the building of this Lease to a condominium association. In the event same is contributed to said association, the Tenant shall be responsible for any share of additional expenses, costs and charges of any nature incurred by the Landlord as a result of the owning, operating and maintaining of the Landlord's Tract as part of a condominium. The Tenant shall not be responsible for any share of the costs for the formation or operation of said association or related entities; but shall be responsible for its Proportionate Share of certain costs and charges as set forth in Section 1(A) of this lease.

          G. "Landlord's Operating Costs" as referred to in the Lease shall not include the following: (a) the cost of construction of any improvements on the Landlord's Tract, including any addition, alteration or refurbishing of space leased to other tenants in the Building, except that capital expenses for improvements which result in savings of labor other costs in connection with the operation of the common area of the Landlord's Tract shall be included at the cost of such for repairs or other work occasioned by fire, windstorm or other casualty in excess of a reasonable deductible amount provided in Landlord's insurance policy; (c) expenses incurred in leasing or procuring new tenants for the Building (e.g. commission, advertising, renovation and legal); (d) legal expenses in enforcing the terms of any lease; (e) interest or principal amortization payments on any mortgage; (f) any real estate taxes, other than as referred to in the Lease, corporate franchise or net worth taxes income taxes (state and federal), personal property taxes and excess profit taxes; (g) any expenses incurred for which Landlord has a right of reimbursement from a tenant in the Building, an insurer or other person or entity; (h) claims paid by landlord in satisfaction or settlement of liability in tort; (i) any payment to the ground lessor, if any; (j) depreciation of the Building or other improvements; (k) any expense relating to the environmental condition of the Landlord's Tract; and (1) wages of salaries (y) persons above the level of building manager, and (z) persons not engaged in full time employment at the Building, and (m) management or leasing fees or expenses other than the 5% charge set forth above. All expenses affiliated in any way with Landlord must be reasonable and comparable to similar expenses paid by landlords generally in arms-length transactions in order to be includable in operating expenses.

9. MAINTENANCE AND REPAIRS

          A. Tenant will take good care of the Premises and shall be responsible for maintaining the Premises in good condition and state of repair at all times; (notwithstanding anything herein to the contrary) and Tenant will surrender the Premises, at the expiration of the Term or earlier termination of the Lease, as the case may be, in as good a condition as when received. Tenant shall be directly responsible to notify Landlord promptly of any maintenance or repairs required to the Premises, to include but not limited to utilities serving the Premises, i.e.: gas, water, sewer, plumbing, electrical, or H.V.A.C. Landlord shall, at Tenant's sole cost and expense, perform any reasonable repairs in the Premises which are cosmetic, plumbing, mechanical or electrical and Tenant shall have the right to perform any other repairs at its own cost and expense. Tenant will not overload the electrical wiring serving the Premises. Tenant may install only electrical connections conforming to code to its apparatus and equipment, at Tenant's sole cost and expense. Tenant shall be responsible for changing its own light bulbs, or may request Landlord to provide such service at Tenant's cost and expense.

          B. Landlord shall at Tenant's cost and expense, as part of Landlord's Operating Costs, obtain appropriate annual service contracts for maintenance of the mechanical systems, including compressor replacement, and for landscape maintenance services. Any costs associated with same shall be paid by Tenant in full if only attributable to premises or if not, Tenant shall pay its Proportionate Share.

          C. Tenant shall comply with all present and future applicable laws, ordinances and codes and all applicable governmental rules, regulations and requirements with respect to the condition of the Premises and the use thereof, including but not limited to regulations promulgated by the Occupational Safety and Health Administration of the federal government, and shall pay any and all fines and penalties imposed upon Landlord, by reason of any violation by Tenant of the foregoing covenants made by Tenant. (See Section 12).

10. ALTERATIONS AND SIGNAGE

          A. Tenant shall have the right, at Tenant's cost and expense, to perform, make and effect installations, alterations, restorations, changes and replacements (hereinafter called

"Alterations") in, of, or to the Premises as Tenant deems necessary or desirable, which shall require Landlord's reasonable approval which shall not be unreasonably withheld, conditioned or delayed and shall be made in full compliance with all applicable laws, orders and regulations of federal, state, county and municipal authorities, with any direction pursuant to law or given by any public officer, and with all regulations of any board of fire underwriters having jurisdiction. Landlord hereby approves Tenant's initial Alterations described on Schedule 1, Landlord shall have the right to increase the Security Deposit to cover the cost of any alteration, removal and subsequent restoration. Notwithstanding any provision in this Lease to the contrary, the office space initial Alterations need not be restored at the end of the Term, but the warehouse space Alterations must be restored at the end of the Term.

          B. Tenant shall obtain or cause to be obtained through Landlord, all building permits, licenses, temporary and permanent certificates of occupancy and other governmental approvals which may be required in connection with the making of the Alterations, and Landlord shall cooperate with Tenant in the obtaining thereof (at no out-of-pocket expense to Landlord) and both parties shall execute any documents reasonably required in furtherance of such purpose.

          C. In requesting Landlord's approval for any Alterations, Tenant shall submit to Landlord (with said request for approval) detailed working drawings of the proposed Alterations. Landlord shall have the right to charge Tenant as an item of Additional Rent a reasonable review and supervisory fee based upon the hourly rates set forth below (Principals of Landlord $300.00 per hour, Landlord Supervisory Personnel $75.00 per hour, Outside Architects and Engineers on an "as billed" basis). Landlord will use every reasonable effort to minimize any such charges. Upon completion of said Alteration, Tenant shall, as soon as is practical, provide Landlord with "as built" drawings of said Alteration. Tenant at its own cost and expense shall be responsible for any direct damages due to Tenant's Alterations.

          D. Each party shall indemnify and hold each other harmless against and from any claims arising out of its work or other activities at or relating to the Premises..

          E. The Alterations shall be and remain the property of Landlord; provided, however, that Landlord shall have the option, to be exercised, if at all, at least sixty (60) days prior to expiration of the Term or of any other termination hereof, to give notice to Tenant that Tenant is to remove all or any part of Alterations made by Tenant, upon the giving of which notice Tenant shall be obligated to have the specified Alterations removed prior to such expiration or termination and to repair any damage caused by the removal and restore the Premises to their condition as existed prior to the making of the applicable Alterations.

          F. No signs may be placed or maintained on the exterior of the Premises by Tenant without the prior written approval of Landlord, and any such sign as is placed or maintained by Tenant on the exterior of the Premises, must be kept in good condition and repair at all times and must be installed and maintained in compliance with all applicable laws, rules and regulations. Tenant shall be included in the exterior monument sign and in all other Building signs or registries of Tenant, the cost of which is included in Landlord's Operating Cost.

11. ALTERATIONS BY LANDLORD

          Landlord hereby reserves the right at any time to make alterations at Landlord's Tract (excluding the Premises unless needed for purpose of doing work associated with other parts of the building or Tract), including additions to, subtractions from or rearrangements of the Building and parking areas thereon. Landlord also reserves the right from time to time to construct other buildings or improvements on Landlord's Tract and to make alterations thereof or additions or deletions thereto, provided that any such constructions, alterations, additions, or deletions shall result in appropriate adjustments to Tenant's Proportionate Share of real estate taxes and Landlord's Operating Costs. Landlord shall have right of access to the Premises, provided Landlord uses all reasonable efforts to minimize any inconvenience to Tenant's operation.

12. OBSERVANCE OF LAWS, ORDINANCES, RULES AND REGULATIONS

          A. Tenant and Landlord shall each comply with all statutes, ordinances, rules, orders, regulations and requirements of all federal, state, county and municipal and other applicable governmental authorities relating to the Premises and shall faithfully observe in the use of the Premises all municipal and county ordinances and regulations and state and federal statutes and regulations of the Board of Fire Underwriters or similar agency for the prevention of fires. In case Tenant shall fail or neglect to comply with the aforesaid statutes, ordinances, rules, orders, regulations and requirements, or any of them, within the period of time for compliance as contained therein or such shorter time as may be required in this Lease, then (not in limitation of any other rights which Landlord may have under this Lease or by law in the case of a default by Tenant) Landlord or its agents may enter the Premises and make necessary repairs and comply with any and all of the said statutes, ordinances, rules, orders, regulations or requirements, at the cost and expense of Tenant. In case of Tenant's failure to pay therefor, the said cost and expense shall be added to the next month's rent and be due and payable promptly as Additional Rent, together with interest as in this Lease provided. Each of the parties shall perform the work normally attributable to its respective responsibility. If one fails to perform within a reasonable time, the other may complete the work.

          B. Tenant may contest any of the above-stated statutes, ordinances, rules, orders, regulations or requirements, provided that Tenant shall indemnify Landlord for any resulting loss or liability (including but not limited to reasonable attorney's fees incurred by Landlord), and shall not do so in any circumstances as would, in Landlord's reasonable judgment, jeopardize Landlord's ownership of the Premises or cause any lien or encumbrance to be placed upon the Premises. Landlord agrees to cooperate with any said contest, provided that Landlord shall entail no out-of-pocket cost or expense.

13. ASSIGNMENT OR SUBLETTING

          A. Tenant may not assign this Lease in whole or in part, nor sublet all or any part of the Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. In all circumstances of assignment or subletting, the assignee or Sub-Tenant shall assume in writing the obligations of Tenant hereunder (in the case of a subletting, such assumption to relate only to the premises sublet) and the existing Tenant and each subsequent assignee, Sub-Tenant and guarantor hereunder (if any) and each subsequent assignee, Sub-Tenant and guarantor shall remain liable under this Lease. Consent to any particular assignment or subletting shall not be deemed consent to any further or subsequent assignment or subletting.

          B. If Tenant shall assign this Lease or sublet the Premises and at any time the rent per square foot to be received by Tenant pursuant to such assignment or subletting is in excess of the then applicable rent per square foot hereunder, the Landlord and Tenant shall share the entire amount of such excess on a 50/50 basis, less Tenant's costs in arranging and obtaining approvals for such assignment or subletting, which excess shall be due and payable from time to time by Tenant promptly upon receipt by Tenant of payment of rent by the assignee or Sub-Tenant. In addition, Landlord shall be entitled to receive fifty (50&) percent of any other rental differential or lump sum payment or payment in lieu of rent paid to Tenant on account of an assignment or subletting. Anything to the contrary notwithstanding, if less than twenty-five percent (25%) of the aggregate premises is sublet or assigned, the Landlord shall not terminate this lease under Section 13 (D). Once greater than twenty-five percent (25%) of the aggregate premises is sublet or assigned, the Landlord shall share, as set forth above, in all of the rental differential for premises sublet or assigned.

          C. If Tenant wishes to assign this Lease or sublet to any party, Tenant first shall give written notice to Landlord of such intention ("Tenant's Notice"), specifying the name of the proposed assignee or sublessee, the name of and character of its business, the terms of the proposed assignment or sublease, and shall provide Landlord with such other information as Landlord reasonably requests including financial statements in certified form.

          D. Landlord may, within thirty (30) days after its receipt of Tenant's Notice, by notice to Tenant ("Landlord's Notice"), either consent to or reject the proposal, or Landlord at its option, may terminate this Lease (if, in connection with a sublease of less than the entire Premises, only to the extent of the premises sublet) and enter into a lease directly with the proposed Sub-Tenant as of a date set forth in Landlord's Notice, such date of termination having the same effect as if that date were the original expiration date of this Lease, with all rents being apportioned and adjusted as of such date of termination (and thereafter adjusted on the basis of the remaining square footage, in the case of a sublease of less than the entire Premises).

14. INSURANCE AND INDEMNITY; NONLIABILITY

          A. Tenant shall, during the Term, at its sole cost and expense, keep in full force and effect a Comprehensive General Liability Policy with respect to the leased Premises. The total limits of liability shall be Five Million Dollars ($5,000,000). The total limits can be on a Combined Single Limit or split limits basis listing Bodily Injury and Property Damage separately. The required limit of liability can be in combination of Primary and Umbrella Policies. The policies shall be with a company authorized to do business in the State of New Jersey. The Tenant will not change or terminate the insurance without first giving to Landlord at least thirty (30) days prior written notice. A copy of the policy or certificate of insurance shall be delivered to Landlord on or before the Commencement Date or, as the case may be, any earlier date upon which Tenant shall enter into occupancy of the Premises or any portion thereof. Each year a Certificate of Insurance outlining the required insurance coverages outlined above shall be sent to the Landlord upon written request. For each renewal term under this Lease, the insurance amounts shall be increased an appropriate amount to be agreed to by the parties.

          B. Tenant shall indemnify and save Landlord harmless against and from any and all claims, actions, damages, losses, liability and expense, including court costs and reasonable attorneys' fees incurred by Landlord, in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon, or at the Premises, or the occupancy or use by Tenant of the Premises, or any part thereof, or occasioned wholly or in part by any negligence of Tenant, it's agents, contractors, employees, servants, licensees or concessionaires, except to the extent any of the foregoing represents damage to the building or is caused by acts or negligence of Landlord or Landlord's agents, contractors, employees, servants, licensees or concessionaires. It is understood that Landlord shall not be liable for any damage or injury which may be sustained by Tenant or any other person as a consequence of the failure, breakage, leakage or obstruction of the water, plumbing, steam, sewer, waste or soil pipes, roof, drains, leaders, gutters, valleys, downspouts or the like, or of the electrical, gas, power, conveyor, refrigeration, sprinklers, air conditioning or heating systems; (unless any of the foregoing have not been maintained or repaired by Landlord in a timely manner after proper notification by Tenant consistent with their obligations under Section 9 hereof) or by reason of the elements; or resulting from the carelessness, negligence or improper conduct on the part of Tenant or Tenant's agents, employees, guests, licensees, invitees, subtenants, assignees or successors. Tenant shall not be liable for negligent acts of Landlord or Landlord's agents, employees, contractors, licensees, servants, or guests, or other tenants in the building.

          C. If Tenant shall fail, refuse or neglect to obtain any of the insurance called for by this Lease or maintain the same and to show Landlord evidence of the same as aforesaid, Landlord shall have the right (but not the obligation) after 30 days notice to Tenant, to procure any such insurance and charge the cost thereof to Tenant.

          D. Each party hereby releases the other from liability for property damage from any cause whatsoever to the extent such releasing party shall receive insurance proceeds (or have the availability of the receipt thereof) on account of such damage or injury. Landlord and Tenant agree to include in their respective property insurance policies, the following: (I) a waiver of the insurer's right of subrogation against the other party, or (ii) an express agreement that such policy shall not be invalidated if the assured waives the right to recovery against any party responsible for a casualty, or (iii) any other form of permission for the release of the other party.

          E. Landlord shall obtain and maintain throughout the Term of this Lease, fire, extended and special multi-risk coverage property insurance in an amount not less than the full replacement cost of the Building, and upon request therefor, shall provide Tenant with evidence of the same. Landlord's insurance shall include rent insurance for a period of 12 months following a casualty. In the event use by Tenant causes increase in insurance premium, Tenant shall be responsible for said premium increase.

          F. Tenant assumes all risk for damage to its contents and shall carry whatever insurance it deems necessary.

          G. Tenant shall not be liable to Landlord with respect to any damages suffered by Landlord which are covered by insurance required by this lease. The parties agree that each hereby waives any claim it might have against the other for loss, damage or destruction with respect to its property, by fire or other casualty that is generally insured against under the terms of standard fire and extended coverage insurance policies. The parties agree to use best efforts to obtain waiver of subrogation clauses in their respective insurance policies, such clauses extending to the other party and its employees and agents.

          H. Nothing contained in the Lease shall be construed to absolve Landlord from responsibility for acts or omissions deemed to be negligence, gross negligence or willful misconduct of Landlord, its agents, employees, servants or others acting on its behalf. Each party shall protect, indemnify, hold harmless and defend the other party and its successors and assigns and their respective employees and agents from any and all damages or liability resulting from any claims or demands, including the costs, expenses and reasonable attorneys' fees incurred, that may be made by a party's employees or any other person for bodily injury or damage to property occasioned by the acts or omissions of the other party or its subcontractors, or the employees or agents of any of them. However, any liability of Landlord shall be limited to Landlord's equity in the Landlord's Tract.

15. QUIET ENJOYMENT

          Upon performing its obligations under this Lease, Tenant shall have and enjoy quiet and peaceable possession of the Premises during the Term, subject to the terms of this Lease, to include, but not limited to, Sections 9, 10 and 11.

16. FIXTURES AND PERSONAL PROPERTY

          Any trade fixtures, equipment and other property installed in or attached to the Premises, by and at the expense of Tenant, shall remain property of Tenant, and Tenant shall have the right, at any time, and from time to time, to remove any and all of its trade fixtures, equipment and other property which it may have stored or installed in the Premises. Tenant shall make all repairs required as a result of the removal of said items so as to restore the Premises to their original condition except normal wear and tear (including but not limited to repair of any holes in the walls of the Building).

17. DAMAGES TO PREMISES

          A. If the Premises shall be damaged by fire, the elements, unavoidable accident or other casualty, then, subject to the provisions below, Landlord shall cause the damage to be repaired. In doing so, Landlord shall commence its repairs promptly and diligently proceed with same, but shall not be required, in any event, to expend more than the net amount of insurance proceeds received on account of the damage.

          B. If the Premises shall be so damaged or destroyed as would render the Premises 25% untenantable for a period in excess of one hundred eighty (180) days, or if then applicable laws or zoning requirements do not permit the necessary repair or restoration after occurrence of damage or destruction of the Premises to whatever extent, then either party shall have the right to cancel this Lease by written notice to the other served within thirty (30) days of the occurrence, effective as of the occurrence.

          C. Tenant shall immediately notify Landlord in case of fire or other damage to the Premises.

          D. The repair and restoration of any damage to the property of Tenant or to the decorations and Alterations of Tenant shall not be the responsibility of Landlord.

          E. In the event any damage or destruction of the Premises renders the Premises untenantable, all Rent shall be abated during such period of untenantability, except if the damage or destruction shall be due to the negligence or misconduct of Tenant, its agents or employees provided that all Rent shall be abated regardless of cause of damage or destruction to the extent that rent insurance is in effect for the Premises. If any such damage or destruction renders the Premises partially untenantable, all Rent shall be equitably apportioned, subject to the above-stated exception. For purposes of this Paragraph E, the word "Rent" shall not include any Additional Rent as may be due from Tenant by reason of default by Tenant under any term, covenant or condition of this Lease.

          F. Landlord's insurance proceeds shall be and remain the exclusive property of Landlord.

          G. Notwithstanding anything to the contrary herein, if the Premises is damaged to the extent of fifty percent (50%) or more thereof, and if insurance proceeds received on account of the damage would not be sufficient to repair or reconstruct the building or tract, Landlord shall have the right, within sixty
(60) days after occurrence of the damage, to elect, upon written notice to Tenant, not to repair or reconstruct the Building or Tract, in which event, this Lease and the tenancy hereby created, shall cease as of the date of such occurrence. Upon such termination, all Rent and Additional Rent shall be apportioned as of the date of the occurrence.

18. EMINENT DOMAIN

          If the whole or any part of the Premises shall be taken under the power of eminent domain or acquired in lieu thereof, then this Lease shall terminate as to the part so taken on the day when Tenant is required to yield possession thereof to the condemning authority, and, subject to the rights of mortgagees and further subject to the sufficiency in amount of the award or price paid on account of the taking or acquisition in lieu thereof, Landlord shall make such repairs and alterations as may be necessary in order to restore the part not taken to useful condition; and the Basic Rent and Tenant's Proportionate Share shall be reduced, proportionately, as to the portion of the Premises so taken. If the amount of the Premises so taken or acquired is such as to impair substantially the usefulness of the Premises for the purposes for which the same are hereby leased, then either party shall have the option to terminate this Lease as of the date when Tenant is required to yield possession. All compensation awarded or paid for such taking or acquisition shall belong to and be the property of Landlord except to the extent that any such compensation is specifically designated for the leasehold interest. Anything herein to the contrary notwithstanding, if a substantial part of the Building and/or of Landlord's Tract is taken or acquired in the manner aforesaid, whether or not the Premises are so taken or acquired to any extent and irrespective of the extent of any award of proceeds to Landlord by virtue of the taking or acquisition in lieu thereof, Landlord shall have the right, upon written notice to Tenant within sixty (60) days after such taking or acquisition, to terminate this Lease.

19. DEFAULT AND REMEDIES

          A. If Tenant defaults in the payment of Basic Rent (and such payment is not made within ten (10) days of written notice of such default given by Landlord), or if the Premises shall be deserted, abandoned or vacated, or if Tenant defaults in a material respect in compliance with any of the other covenants or conditions of this Lease and fails to cure the same within fifteen
(15) days after the receipt of notice specifying the default, then at the expiration of said ten (10) days or fifteen (15) days, as the case may be, Landlord may (a) cancel and terminate this Lease upon written notice to Tenant (whereupon the Term shall terminate and expire, and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided) and/or (b) at any time thereafter re-enter and resume possession of the Premises as if this Lease had not been made. Anything above to the contrary notwithstanding, the said fifteen (15) day period of time for cure of non-monetary defaults shall extend beyond such fifteen (15) days for the period of time necessary to effect the cure provided that Tenant shall diligently commence the cure during such fifteen (15) day period and shall diligently and continuously prosecute the cure to completion.

          B. If this Lease shall be terminated or if Landlord shall be entitled to re-enter the Premises, and dispossess or remove Tenant under the provisions of this Section (either or both of which events are hereinafter referred to as a "Termination"), Landlord or Landlord's agents or servants may immediately or at any time thereafter re-enter the Premises and remove therefrom Tenant, its agents, employees, servants, licensees, and any Sub-Tenants and other persons, firms or corporations, and all or any of its or their property therefrom, either by summary dispossess proceedings or by any suitable action or proceeding at law or by peaceable re-entry or otherwise, without being liable to indictment, prosecution or damages therefor, and may repossess and enjoy the Premises, including all additions, alterations and improvements thereto.

          C. In case of Termination, the Basic Rent and all other charges required to be paid by Tenant hereunder shall thereupon become due and shall be paid by Tenant up to the time of the Termination, and Tenant shall also pay to Landlord all reasonable expenses which Landlord may then or thereafter incur as a result of or arising out of a Termination, including but not limited to court costs, attorneys' fees, brokerage commissions, and costs of terminating the tenancy of Tenant, re-entering, dispossessing or otherwise removing Tenant and restoring the Premises to good order and condition, and from time to time altering and otherwise preparing the same for re-letting (including but not limited to costs of removing all or any part of the Alterations made by Tenant). Upon a Termination, Landlord shall, use commercially reasonably efforts to re-let the Premises, in whole or in part, either in its own name or as Tenant's agent, for a term or terms which, at Landlord's option, may be for the remainder of the Term or Renewal Term, or for any longer or shorter period.

          D. In addition to the payments required hereinabove in this Section, Tenant shall be obligated to, and shall, pay to Landlord, upon demand and at Landlord's option:

               (i) liquidated damages in an amount which, at the time of Termination, is equal to the present value, discounted at the rate of 5% per annum, of the excess, if any, of the then present amount of the installments of Basic Rent and Additional Rent reserved hereunder, for the period which would otherwise have constituted the unexpired portion of the Term over the then present rental value of the Premises for such unexpired portion of the Term or,

               (ii) damages payable in monthly installments, in advance, on the first day of each calendar month following the Termination, and continuing until the date originally fixed herein for the expiration of the Term, in amounts equal to the excess, if any, of the sums of the aggregate expenses paid by Landlord during the month immediately preceding such calendar month for all such items as, by the terms of this Lease, are required to be paid by Tenant, plus an amount equal to the installment of Basic Rent which would have been payable by Tenant hereunder in respect to such calendar month, had this Lease not been terminated, over the sum of rents, if any, collected by or accruing to Landlord in respect to such calendar month pursuant to a re-letting or to any holding over by any Sub-Tenants of Tenant.

          E. Landlord shall in no event be liable for failure to re-let the Premises, or in the event that the Premises are re-let, for failure to collect rent due under such re-letting; and in no event shall Tenant be entitled to receive any excess of rents over the sums payable by Tenant to Landlord hereunder but such excess shall be credited to the unpaid rentals due hereunder, and to the expenses of re-letting and preparing for re-letting as provided herein.

          F. Suit or suits for the recovery of damages hereunder, or for any installments of rent, may be brought by Landlord from time to time at its election, and nothing herein contained shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated under the provisions of this Lease, or under any provision of law, or had Landlord not re-entered into or upon the Premises. G. Landlord, at its option, in addition to any and all remedies available to it, shall have the right to charge a fee for payment for rent received later than five (5) days after the date due, which fee, constituting Additional Rent, shall be the greater of five percent (5%) of the delinquent payment or one and one-half percent (1-1/2%) per month for each and every month of the amount of the overdue rent.

          H. Tenant hereby waives all rights of redemption to which Tenant or any person claiming under Tenant might be entitled, after an abandonment of the Premises, or after a surrender and acceptance of the Premises and the Tenant's leasehold estate, or after a dispossession of Tenant from the Premises, or after a termination of this Lease, or after a judgment against Tenant in an action in ejectment, or after the issuance of a final order or warrant of dispossess in a summary proceeding, or in any other proceeding or action authorized by any rule of law or statute now or hereafter in force or effect.

          I. No mention in this Lease of any specific right or remedy shall preclude Landlord from exercising any other right or from having any other remedy or from maintaining any action to which Landlord may otherwise be entitled hereunder or at law or inequity.

20. NOTICES

          Wherever in this Lease it shall be required or permitted that notice or demand be given or served by either party to this Lease to or on the other, such notice or demand shall be in writing and shall either be served personally or sent by registered or certified mail, return receipt requested, to the parties at the addresses described below -- Landlord to , at its address stated at the head of this Lease, with a copy to Edward J. Dudzinski, 5 Brier Road, Whitehouse Station, New Jersey 08889 and Leonard H. Selesner, P.A. 225 Millburn Avenue, Suite 208, Millburn, NJ 07041; to Tenant, at its address stated at the head of this Lease, with a copy to John Hogoboom, Esq., Lowenstein Sandler, P.C., 65 Livingston Avenue, Roseland, NJ 07068. Such addresses may be changed from time to time by either party by written notices served upon the other, as above provided. Notices shall be effective upon delivery or mailing, as the case may be, except that a mailed notice changing an address for notice purposes hereunder shall be effective upon actual receipt.

21. ATTORNMENT: DEFINITION OF TERM "LANDLORD"

          A. Tenant shall attorn to any new owner of Landlord's Tract including Landlord's mortgagee, and shall execute such attornment instrument as shall reasonably be requested by such new owner; and Tenant waives any right it may have to surrender possession of the Premises or terminate this Lease in the event of change of ownership of Landlord's Tract. The term "Landlord", as used in this Lease, means only the owner for the time being of Landlord's Tract, so that in the event of any sale or conveyance thereof, Landlord (and any successor selling or conveying Landlord) shall be and hereby is entirely freed and relieved of all Landlord's covenants and obligations thereafter arising hereunder, and it shall be determined and construed, without further agreement between the parties and the purchaser or transferee at or of any such sale or conveyance, that the purchaser or transferee has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.

          B. Upon any transfer or mortgaging of title by Landlord, Tenant agrees to give to the grantee, at the request of Landlord, an estoppel or offset statement (as provided for in Section 25 below ("Estoppel or Offset Statements") each in form reasonably requested by Landlord.

22. COST OF PERFORMING OBLIGATIONS

          Unless otherwise specified, the respective obligations of the parties to keep, perform and observe any terms, covenants or conditions of this Lease shall be at the sole cost and expense of the party so obligated.

23. RE-ENTRY BY LANDLORD

          Should Tenant make an assignment for the benefit of creditors or file a voluntary petition in bankruptcy or be adjudicated a bankrupt or take benefit of any insolvency act or if a receiver or trustee of Tenant and/or of its property shall be appointed in any proceedings other than bankruptcy proceedings and such appointment, if made in proceedings instituted by Tenant, shall not be vacated within thirty (30) days after it has been made, or if made in proceedings instituted by other than Tenant, shall not be vacated within sixty
(60) days after it has been made, any of the foregoing shall constitute a default hereunder and Landlord, in addition to all other rights or remedies hereunder and by law or equity, shall have the immediate right of re-entry and may remove all persons and property from the Premises, and such property may be removed and stored in a public warehouse or elsewhere at the cost and expense of Tenant, all without Landlord being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby.

24. MORTGAGE SUBORDINATION

          This Lease shall be subordinate to the lien of any present or future mortgage(s) on the Premises. Notwithstanding the automatic nature of the subordination described in this Section, Tenant shall, with due diligence, execute, acknowledge and deliver to Landlord or its mortgagee or other designee(s), any and all standard forms of documents evidencing such subordination as may be reasonably requested by Landlord or by any proposed mortgagee. If any mortgagee elects to have Tenant's interest in this Lease rendered superior in priority to that mortgagee's lien on the Premises, then by notice to Tenant, this Lease shall be deemed superior to that mortgagee's lien, whether this Lease was executed before or after execution or recording of the instrument creating that mortgagee's lien. Any such attornment and or subordination referenced in this Lease shall be conditioned on Tenants being allowed to remain in the Premises on the terms otherwise set forth in this Lease provided that Tenant is not in default of its obligations under the Lease. Any subordination provision contained in the Lease, relating either to ground leases or mortgages, is subject to the express condition that so long as Tenant is not in material default under the Lease, (a) Tenant will not be made a party in any action or proceeding brought by any person having rights superior to Tenant to recover possession of the Premises or to foreclose any mortgage or for any other relief sought, and (b) Tenant's possession under the Lease shall not be disturbed. Landlord agrees to deliver to Tenant letters from any holder of rights superior to Tenant, including mortgages and ground lessors, recognizing Tenant's rights hereunder, such delivery to take place as a condition of and prior to the Commencement Date of Lease. Anything to the contrary
notwithstanding,   Landlord   shall
only use its best efforts to obtain non-disturbance agreement from its present mortgage lender(s).

25. ESTOPPEL OR OFFSET STATEMENTS

          Each party shall, upon the reasonable request from time to time of Landlord, execute and deliver an estoppel or offset statement to the extent it's accurate in the form of Exhibit "D" annexed hereto.

26. HOLDOVER

          In the event that Tenant shall for any reason remain in possession of the Premises after the expiration of the Term, such possession shall at the option of Landlord be on a month-to-month basis subject to the terms and conditions of this Lease except as to duration of term and except that the Basic Rent shall be two hundred percent (200%) of that in effect at expiration of the Term. The foregoing is not intended to afford to Tenant the right to remain in possession of the Premises after expiration of the Term without Landlord's prior written consent.

27. FORCE MAJEURE

          The period of time during which either party is prevented or delayed in the making of any improvements or repairs (including but not limited to the initial Landlord work to ready the Premises for Tenant's occupancy) or fulfilling any obligation required under this Lease with the exception of obligations of the payment of Rent or Additional Rent, due to unavoidable delays caused by fire, catastrophe, strikes, labor trouble, civil commotion, Acts of God or public enemies, government prohibitions or regulations or inability to obtain materials or any other causes beyond such party's reasonable control, shall be added to such party's time for performance thereof, and such party shall have no liability by reason thereof. It is understood, not in limitation of the generality of the foregoing, that Landlord shall under no circumstances be liable to Tenant in damages or otherwise for any interruption in service of water, electricity, heating, air conditioning and/or other utilities and services of any nature caused by an unavoidable delay, by the making of any necessary repairs or improvements or by any cause beyond Landlord's reasonable control.

28. ENTRY BY LANDLORD

          For a period commencing nine (9) months prior to the termination of this Lease, Landlord may have reasonable access, during business hours, to the Premises for the purpose of exhibiting the same to prospective purchasers. Landlord shall exercise its right of access for such purposes, if exercised at all, upon reasonable advance notice to Tenant and in a manner not unreasonably to interfere with Tenant's business at the Premises. At all times during the Term, Tenant will permit Landlord, its agents, employees and contractors, and Lenders or prospective Lenders to enter the Premises during business hours in order to inspect the same and/or to enforce or carry out any provision of this Lease.

29. BROKERS

          Each party represents to the other it knows of no broker or other person who introduced the parties to this transaction other than Atlantic Real Estate Services and the Box Company, who Landlord authorized to represent them in this transaction and for whose commissions Landlord shall be liable by separate agreement. In the event of a claim by any broker or person for commissions arising out of a misrepresentation by one of the parties hereto, that party shall indemnify and hold the other harmless from that claim, such indemnity and hold harmless agreement to include court costs and reasonable attorneys' fees incurred in respect to or in defense against such claim.

30. END OF TERM

          Upon expiration of the Term or other termination of this Lease, Tenant shall peaceably and quietly quit and surrender the Premises, broom clean, in good order and condition, reasonable wear and tear and damage by fire or other casualty excepted. Tenant shall also, subject to Landlord's rights under "Default and Remedies", remove all trade fixtures and movable partitions, and shall repair any damage caused in so moving and restore the Premises to such condition as existed prior to installation of such fixtures and partitions. All Alterations of Tenant shall be left by Tenant and shall remain part of the Premises except to the extent Landlord may have otherwise specified in a notice to Tenant given pursuant to Section 10 ("Alterations and Signage"). In addition to the foregoing responsibilities, Tenant shall, upon expiration of the Term or other termination of this Lease, restore all portions of the Premises to such condition as existed at the Commencement Date, reasonable wear and tear excepted, and Tenant shall repair any damage caused in so restoring the Premises.

31. LIABILITY OF LANDLORD

          Tenant agrees that the liability of Landlord (or of any subsequent Landlord) in the event of breach by Landlord shall be limited to Landlord's interest in the Landlord's Tract known as 30 Technology Drive, Warren, NJ. Tenant expressly agrees that any judgment or award which Tenant may obtain against Landlord shall be recoverable and satisfied solely out of said interest. Tenant shall have no personal rights against any principals or partners of Landlord, and shall have no rights of lien or levy against other property of Landlord.

32. PERFORMANCE OF TENANT'S OBLIGATIONS

          If Tenant shall be in default hereunder, in any respect, Landlord may, after giving Tenant requisite notice thereof and time to cure, at Landlord's option and without waiving its rights hereunder, cure such default on behalf of Tenant, in which event Tenant shall, promptly upon demand by Landlord, reimburse Landlord for all expenses incurred by Landlord in effecting such cure, including but not limited to reasonable attorneys' fees, together with interest thereon at eighteen percent (18%) per annum (whether or not elsewhere in this Lease it is provided for Landlord to recover interest upon occurrence of a specified default by Tenant and cure thereof by Landlord). In order to collect such reimbursement, Landlord shall have all the remedies available under this Lease and/or by law or equity for a default in the payment of Rent. Tenant shall also be responsible for all reasonable attorneys' fees incurred by Landlord in connection with any default by Tenant, and the enforcement by Landlord of any covenant made by Tenant.

33. FLOOR LOADS

          Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which it was designed to carry and which is allowed by law. Any equipment or property of any nature placed or installed by Tenant in the Premises shall be placed and maintained in settings sufficient to absorb and prevent vibration, noise and annoyance.

34. ENVIRONMENTAL PROVISIONS.

         A. Additional Definitions .For purposes of this Section,

               (a) "Regulated  Substances" include any contaminants,  materials, substances. pollutants, dangerous substances or any "hazardous wastes" or "hazardous substances" as defined in or pursuant to the Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.) ("ISRA"), the Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq.), the Resource Conservation and Recovery Act (42 U.S. Section 6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) or any other state or federal environmental or occupational health or safety law or regulation and any amendment of or rule, regulation, order, directive or guidance issued thereunder ("Environmental Requirements").

               (b) "Enforcement Notice" means a summons, citation, directive, order, claim. litigation, investigation, judgment, letter or other communication, written or oral, actual or threatened, from the New Jersey
Department of Environmental Protection ("NJDEP"), the United States Environmental Protection

Agency("USEPA") or other federal, state or local agency or authority, or any other entity or any individual, concerning any intentional or unintentional action or omission resulting or which might result in the Releasing of Regulated Substances into the air, waters or groundwaters. or onto the lands of the State of New Jersey, or into the air or waters outside the jurisdiction of the State of New Jersey where damage may have resulted or may result to the air, lands, waters, groundwaters, fish, shellfish, wildlife, biota, air or other resources owned, managed, held in trust or otherwise controlled by, or within the jurisdiction of, the State of New Jersey, or into the "environment," as such term is defined in 42 U.S.C. 9601(8).

               (c) "Releasing" or "Release" means releasing,  spilling, leaking,
pumping,  pouring,  emitting,  emptying,   discharging,   injecting,   escaping,
leaching, disposing or dumping.

          B. No Regulated Substances. The Premises shall not be used and/or occupied to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process Regulated Substances, except for the use, in accordance with law, of such substances in de minimus amounts as is customary in connection with the Permitted Use. Tenant shall comply with all applicable federal, state and local environmental laws, ordinances, rules and regulations, and shall obtain and comply with any and all permits required thereunder. The Tenant shall not suffer or permit (a) any intentional or unintentional action or omission of the Tenant or any other occupant, user and/or operator of the Premises, resulting in the Releasing of Regulated Substances into the air, waters or groundwaters, or onto the lands of the State of New Jersey, or into the air or the waters outside the jurisdiction of the State of New Jersey where damage may result to the air, lands, waters, groundwaters, fish, shellfish. wildlife, biota, air or other resources owned, managed, held in trust or otherwise controlled by, or within the jurisdiction of, the State of New Jersey, or (b) any Enforcement Notice or any facts which might result in any Enforcement Notice with respect to the Premises.

          C. ISRA Compliance. In connection with the termination of this Lease or Tenant's operations hereunder or the change of ownership or other status of Tenant or other person acting by, through or under Tenant. Tenant shall obtain ISRA clearance, which for the purpose of this Lease means that Tenant shall either (a) obtain from the NJDEP a "Letter of NonApplicability, " or (b) submit to and obtain the approval by the NJDEP of a "Negative Declaration" or (c) obtain the issuance by NJDEP of a "No Further Action Letter" pursuant to ISRA and applicable regulations, guidance and guidelines implementing ISRA ("ISRA Requirements") and the Environmental Requirements. As part of its obligation to obtain either a "Negative Declaration" or a "No Further Action Letter" ("ISRA Compliance"), Tenant shall prepare and submit to NJDEP a General Information Notice and perform and report to NJDEP on, as appropriate, a Preliminary Site Assessment, a Site Investigation, a Remedial Investigation and a Remedial Action Workplan. Tenant shall also, as part of its compliance with ISRA Requirements, obtain and maintain a remediation funding source in form and amount acceptable to NJDEP. The Tenant agrees not to submit any Remedial Action Workplan (or its regulatory equivalent) which would return the Premises to the Landlord at the end of the Term in a condition which includes the presence of Regulated Substances in concentrations which were not present at the Premises on the date when Tenant first used or occupied the Premises. The Tenant warrants and represents that the Standard Industrial Code ("SIC") classification for the activities to be carried on within the Premises is 3829, which is the SIC for the Permitted Use, and no other activities shall be conducted on the Premises. In any event, Tenant shall have the sole and exclusive responsibility to comply at its own cost and expense with ISRA (subject to Tenant's right of indemnification as set forth in Section 8.4.2) in connection with the termination of this Lease, any sale or other change in of Tenant, the cessation of Tenant's operations on the Premises and, to the extent any tests, sampling or remediation are required on, at, or under the Premises in connection with a change in ownership of Landlord's interest in the Premises (Landlord being responsible for filing fees in such case). Landlord shall cooperate with Tenant by supplying Tenant with relevant information within Landlord's exclusive control. Notwithstanding anything to the contrary herein, Landlord shall not be required to enter a Deed Restriction or undertake any other institutional control in aid of Tenant's ISRA compliance obligation. Tenant shall commence its compliance efforts at least 6 months prior to the end of the Term and diligently pursue such efforts to conclusion. Tenant shall keep Landlord fully informed of its progress in obtaining the ISRA clearance by sending a copy of all correspondence and documents to Landlord and by delivering an ISRA Compliance status report to Landlord every 30 days during the six-month clearance period. It is understood and agreed by Tenant that Landlord shall have the right to rely on and shall rely on all statements, representations, warranties and undertakings made by Tenant to the NJDEP pursuant to this Section 8 as if such statements, representations, warranties and undertakings had been made directly to the Landlord. If Tenant fails to obtain ISRA clearance on or before the end of the Term, and if such failure prevents Landlord from re-renting all or any portion of the Premises, then without limiting any other liability of Tenant to Landlord resulting from its default under this Lease. Tenant shall be liable to Landlord as a holdover tenant for such portion of the Premises.

        D. Indemnity.

               (a) Tenant Indemnity. Tenant hereby agrees to save, defend with counsel reasonably satisfactory to Landlord, indemnify and hold harmless Landlord and its principals. officers, directors, trustees, agents and employees, from and against any and all claims' losses, liabilities, damages and expenses (including reasonable cleanup costs and attorneys fees arising under this indemnity) which may arise directly or indirectly from any use or any Release of Regulated Substances on or under the Premises, and losses of and claims against Landlord resulting from Tenant's failure to comply strictly with the provisions of this Section 8, with respect to the Term of this Lease and any other period of possession of the Premises by Tenant. Tenant shall have no liability for any consequential, punitive, or other speculative damages suffered by Landlord or by any party claiming through Landlord.

               (b) Landlord Indemnity. Landlord hereby agrees to save, defend with counsel reasonably satisfactory to Tenant, indemnify and hold harmless Tenant and its principals, officers, directors, trustees, agents and employees, from and against any and all claims, losses, liabilities, damages and expenses (including reasonable cleanup costs and attorneys fees arising under this indemnity) which may arise directly or indirectly from the use or Release of Regulated Substances on or under the Premises prior to the Commencement Date. Landlord shall have no liability for any consequential damages suffered by Tenant or by any party claiming through Tenant.

          E. Environmental Inspections. At the request of Landlord during and after the Term, in the event of an Enforcement Notice or other circumstances leading Landlord reasonably to conclude that an Enforcement Notice could issue relating to occurrences during the Term of this Lease or otherwise attributable to Tenant's use or occupancy of the Premises and if Landlord reasonably determines that it would be advantageous to hire an environmental consultant to provide advise and/or remedy the condition, then the Tenant will retain an environmental consultant acceptable to the Landlord to conduct a complete and thorough on-site inspection of the Premises, including a geohydrological survey of soil and subsurface conditions as well as other tests, to determine the presence of Regulated Substances, and the consultant shall certify to the Landlord whether, in his professional judgment, there exists any evidence of the presence of Regulated Substances on, in or under the Premises.

          F. Other Laws; Survival. Whenever the terms ISRA, Spill Fund and similar terms and regulatory and statutory references are used in this Lease, they shall be deemed to include any similar, predecessor, future or successor regulatory and statutory references and/or terms under past or future laws as may apply to the Premises and its use and occupancy under this

Lease. Tenant's obligations under this Section 8 shall survive the termination of this Lease.

          G. Landlord represents to the best of its knowledge, that there are no adverse environmental conditions in, around or affecting the Landlord's Tract, including the presence of asbestos, radon gas or PCBs.

35. INVALIDITY OF PARTICULAR PROVISIONS

          Wherever in this Lease any portion or part thereof has been stricken out, whether or not any relative provision has been added, this Lease shall be read and construed as if the material so stricken were never included herein and no implication shall be drawn from the text of the materials so stricken which would be inconsistent in any way with the construction or interpretation which would be appropriate if such material were never contained herein.

36. GENDER AND PERSON

          Words of any gender used in this Lease shall be held to include any other gender, and words in the singular number shall be held to include the plural, when the sense of the words require same.

37. MODIFICATION

          This Lease may not be modified except by an instrument in writing signed by the parties hereto.

38. COVENANTS TO BIND RESPECTIVE PARTIES

          The covenants and agreements contained in this Lease shall inure to the benefit of the parties hereto and their heirs, legal representatives, successors and permitted assigns and subject to Section 21 ("Attornment; Definition of Term "Landlord"'), shall be binding on the parties hereto, their heirs, legal representatives, successors and assigns.

39. NO WAIVER OF BREACHES

          The failure of Landlord or Tenant to insist upon strict performance of any of the covenants or conditions of this Lease or to exercise any option herein conferred in any one or more instances shall not be construed as a waiver or relinquishment for the future of any such covenants, conditions or options, but the same shall be and remain in full force and effect. Acceptance by Landlord of current rent shall not be deemed a waiver of past obligations of Tenant, nor shall acceptance by Landlord at any time of any monies preferred by Tenant constituting less than the entire amount of rent then due be deemed other than receipt of partial payment on account of the rent due, and shall not constitute an accord or satisfaction.

40. CAPTIONS

          Captions have been used solely for the sake of reference and shall in no way govern or affect the interpretation hereof.

41. THIS SECTION INTENTIONALLY DELETED.

42. INTEGRATION

          The agreements contained in this Lease constitute the full and final agreement between the parties hereto as to the subject matter hereof, and all prior agreements or writings of any nature between the parties hereto are hereby superseded and are integrated herein. This Lease may not be amended except in writing signed by both parties hereto.

43. JOINT AND SEVERAL LIABILITY

          In the event that two or more individuals, corporations, partnerships or other business associations (or any combination two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay rent and perform all other obligations hereunder shall be joint and several. In like manner, in the event that the Tenant named in this Lease shall be a partnership or other business association the members of which are, by virtue of statute or general law, subject to personal liability, then and in that event, the liability of each such member shall be joint and several.

44. NO OPTION OR OFFER

          The submission of this Lease for examination does not constitute a reservation to lease, or option to lease the Premises and this Lease becomes effective only upon execution hereof by Landlord, Tenant and any guarantor, if any.

45. CHANGES REQUIRED BY LENDER

          Tenant shall consent in writing to any changes in this Lease required by any prospective mortgage lender provided that no such changes shall adversely affect Tenant's rights hereunder or increase Tenant's obligations hereunder.

46. CONSENTS AND APPROVALS

          Unless it is provided in this Lease that a party hereto shall not unreasonably withhold a consent or approval required to be received from that party, the consent or approval shall be at the sole discretion of the party required to give same. The withholding of consent or approval in contravention of any requirement of this Lease shall not afford to the other party a right to damages of any nature on account of such withholding or on account of any delay in the granting of the consent or approval, but the sole remedy of the other party shall be to maintain an action for specific performance.

47. WAIVER OF JURY TRIAL

          The parties waive the right to a jury trial with respect to any action, including an action for damage or injury, arising out of this Lease or Tenant's use or occupancy of the Premises.

48. NO LEASE RECORDING

          Tenant agrees that it will not record this Lease or any memorandum hereof.

49. AMENDMENTS

          This Lease form shall not be changed in format or context, except by rider or amendment.

50. SCHEDULES AND EXHIBITS

          The following schedules and exhibits are enclosed herein and made a part hereof:

                  Exhibit "A" Floor Plan of Demised Premises
                  Exhibit "B" Landlord's Tract
                  Exhibit "C" Lease Payment Schedule
                  Exhibit "D" Estoppel of Mortgage
                  Exhibit "E" Landlord's Work letter
                  Schedule 1 Initial Alterations/Reserved Space

51.  RELOCATION

          Landlord hereby reserves the right, at its sole expense and on at least sixty (60) days prior written notice, to require Tenant to move the warehouse portion of the Premises to other space within the Building Area of comparable size (+- 700 sq. ft.) in order to permit Landlord to consolidate the space leased to Tenant with any other space leased or to be leased to another Tenant. In the event of any such relocation, Lessor will pay all expenses of preparing the new premises so that they will be substantially similar to the Premises from which Tenant is moving and Lessor will also pay the expense of moving Tenant's equipment to the relocated premises. In such event, this Lease and each and all of the terms, covenants and conditions hereof, shall remain in full force and effect and thereupon be deemed applicable to such new space except that the description of the Premises shall be revised and if applicable Tenant's Percentage and Rental shall likewise be revised. Tenant shall not be responsible for any restoration of the vacated space.

52.  SATELLITE COMMUNICATION DISH

          A. Tenant shall have the right with Landlord's approval to install and maintain one (1) satellite communications dish on the roof of the Building in a location acceptable to Landlord. Landlord in its sole and absolute discretion may withhold its consent if the satellite dish is visible from the ground or any other building and if Landlord feels it would damage or devalue its Building.

          B. The Tenant shall bear the full cost of the installation of the satellite dish, including Landlord approved modifications to the Building required for the installation:


          (a) The Tenant shall coordinate with the Landlord the actual location of the installation on the roof of the Building, interfering to the least extent possible with the actual and/or potential use of the Building.

          (b) The Tenant shall secure all applicable building permits, FAA and FCC approvals, and any other state and/or local agency approvals required for the installation, and provide copies to the Landlord as required. The Tenant shall provide installation specifications and drawings required for the determination of installation suitability.

          (c) If required by local codes or ordinances, the Tenant shall supply stamped engineering drawings for the state in which the installation is to be accomplished, certifying that the proposed site will safely and legally support the satellite dish installation.

          (d) The Tenant shall install, maintain, and at the end of the Term of this Lease and its extensions, remove the satellite dish all in a manner which does not disturb the watertight integrity of the Building and restore the Building to its original condition.
               Landlord shall have the right to increase Tenant's security deposit to cover the cost of removing the satellite dish and restoring the Building to its original condition. If Tenant does not maintain the satellite dish, Landlord may do so and charge Tenant the cost thereof as additional rent.

          (e) Prior tot he operation of the satellite dish, the Tenant shall certify that the radio frequency transmissions of the satellite dish will not endanger persons in the Premises or surrounding premises. The Tenant shall hold the Landlord blameless and indemnify the landlord from any and all claims arising from satellite dish.

          (f) The Tenant shall insure that the installation is accomplished so that the satellite dish is securely attached to the roof, and the Tenant assumes total responsibility for any and all physical damage which might be caused by the satellite dish, its support equipment, or any consequential damages that might arise therefrom.

          (g) Tenant will not assign, transfer, pledge or otherwise hypothecate the rights to the use of the satellite dish. IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals the day and year first above written.

                            [SIGNATURES NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have hereunder set theier hands and seals the day and year first above written.





ATTEST:                                     TENANT:
                                            BARRINGER TECHNOLOGIES, INC.



/s/John Boyle III                           /s/ Richard S. Rosenfeld
                                                Vice-President



WITNESS:                                    LANDLORD:
                                            MT. BETHEL CORPORTE CENTER



/s/Edward J. Darden                         By:/s/ John R. Gottra

                                   EXHIBIT C

                             LEASE PAYMENT SCHEDULE
                                       for
                          BARRINGER TECHNOLOGIES, INC.

 Rental                                              Annual            Monthly
 Period                     Rentable Area           Basic Rent        Basic Rent

7/1/98 -                    Office
6/30/2008                   21,128 sq. feet        $348,612.00       $29,051.00
7/1/98 -                    Warehouse              $ 38,500.00       $ 3,208.33
6/30/2008                   7,000 sq. feet
Total Basic Rent Due                               $387,112.00       $32,259.33


          During the first one hundred twenty days 120 days of Term, Tenant may utilize the entire Premises during Tenant's initial fix-up and Alterations, but shall only be obligated to pay Basic Rent and Additional Rental based upon 12000 square feet of office space and 5,000 square feet of warehouse space. Upon inspection of such work, the following revisions shall apply:

          (a) During the first 18 months of the Lease, Tenant shall pay for only 12,000 sq. feet of office space unless Tenant utilizes more than 12,000 sq. ft., in which event they will pay rent on the entire 21,128 sq. feet. If Tenant does not use the 12,000 sq. ft. during the first 18 months, Tenant will be obligated to pay Basic Rent and Additional rent for the 12,000 sq. feet but shall be obligated after 18 months to pay Basic Rent and Additional Rent for the entire 21,128 sq. ft. If Basic Rent is only being paid for 12,000 sq. ft. of office space the annual rent for that portion will be $198,000 and the monthly rent will be $16,500.

          (b) Tenant shall pay for warehouse space of 5,000 sq. feet until August 31, 2001 at which time it will be obligated to pay for 7,000 sq. feet until August 31, 2001 at which time it will be obligated to pay for 7,000 sq. ft. If Tenant utilizes any more than 5,000 sq. ft., before August 31, 2001, it will be obligated to pay for a full 7,000 sq. ft. If Basic Rent is only being paid for 5,000 sq. ft. of warehouse space, the annual rental will be $27,500 and the monthly rental will be $2,291.67.

          (c) Limited to the first one hundred twenty days (120) days of the Term the incidental use of space for temporary storage, access, to other space or similar limited purposes shall not be deemed utilization by Tenant.

          Increase in rent for 2nd five years of lease shall be as follows:

          The Yearly Basic Rent to be paid during the period 7/1/2003 through 6/30/2008 shall accrue at the rate equal to the Yearly Basic Rent paid during the fifth year of the lease Term, Three Hundred Eighty Seven Thousand One Hundred Twelve Dollars ($387,112.00), increased by the aggregate of the annual percentages of increase (subject to the limitations set forth below) in the index now know n as the Revised Consumer Price Index for All Urban Consumers of the New York, N..Y. - Northeastern, new Jersey area as published by the Bureau of Labor Statistics of the United States Department of labor (hereinafter "Index") between 7/1/1998 and 6/30/2003, but in no event less than the yearly Basic Rent paid for the Demised Premises from 7/1/1998 through 6/30/2003. If at the time required for the determination of the renewal rent the aforesaid Index is no longer published or issued, the parties shall use such other index as is then generally recognized and accepted for similar determinations of cost of living increase. The increase for consumer price index shall be a minimum of 2% and a maximum of 5% per year.

          For example, if the annual increases in the index are as follows,

     Year                                                           Applied
 Ending 6/30                    Increase                            Increase

    1999                           1%                                  2%
    2000                           2%                                  2%
    2001                           8%                                  5%
    2002                           4%                                  4%
    2003                          -3%                                  2%

   Total                          12%                                 15%



then the Basic Rent for years 5 through 10 of the Term shall be 115% of the Basic Rent for the first 5 years of the Term.

                                   SCHEDULE D

                           LEASE ESTOPPEL CERTIFICATE

Landlord:

Tenant:

Premises:

Area:                Lease Date:


     The undersigned Landlord and Tenant of the above-referenced lease (the "Lease") hereby ratify the Lease and certify to Lender as mortgagee of the Real Property of which the premises demised under the Lease (the "Premises") is a part, as follows:

     1. That the term of the Lease commenced on ________________________ 199 and the Tenant is in full and complete possession of the premises demised under the Lease and has commenced full occupancy and use of the Premises, such possession having been delivered by the original landlord and having been accepted by the Tenant.

     2. That the Lease calls for monthly rent installments of $ ________________ to date and that the Tenant is paying monthly installments of rent of $_______________ which commenced to accrue on the ________ day of _____________________, 199 .

     3. That no advance rental or other payment has been made in connection with the Lease, except rental for the current month, there is no "free rent" or other concession under the remaining term of the lease and the rent has been paid to and including __________________ 199 .

     4. That a security deposit in the amount of $ _________________ is being held by Landlord, which amount is not subject to any set-off or reduction or to any increase for interest or other credit due to Tenant.

     5. That all obligations and conditions under said Lease to be performed to date by landlord or Tenant have been satisfied, free of defenses and set-offs including construction work in the Premises.

     6. That the Lease is a valid lease and in full force and effect and represents the entire agreement between the parties; that there is no existing default on the part of the Landlord or the Tenant in any of the terms and conditions thereof and no event has occurred which, with the passing of time or giving of notice or both, would constitute an event of default; and that said Lease has: (initial one)

     (__) not  been  amended,  modified,  supplemented,   extended,  renewed  or
          assigned.

     (__) been amended modified, supplemented,  extended, renewed or assigned as
          follows      by     the      following      described      agreements.
          ______________________________________________________________________

     7. That the Lease provides for a primary term of ________________ months; the term of the Lease expires on the _____ day of _____________, 199 ; and that (initial one)

     (__) neither the Lease nor any of the  documents  listed above in Paragraph
          6, (if any), contain an option for any additional term or terms.

     (__) the Lease and/or the documents  listed above in Paragraph 6 contain an option for ______________ additional term(s) of _____________ year(s) and _______________ month(s) (each ) at a rent to be determined as
          follows:                                     _________________________
          ______________________________________________________________________
          _____________________________________________________________________.

     8. That Landlord has not rebated, reduced or waived any amounts due from Tenant under the lease, either orally or in writing, nor has Landlord provided financing for, made loans or advances to, or invested in the business of Tenant.

     9. That, to the best of Tenant's knowledge, there is no apparent or likely contamination of the Real Property of the Premises by Hazardous Materials, and Tenant does not use, nor has Tenant disposed of, Hazardous Materials in violation of Environmental Laws on the Real Property or the Premises.

     10. That there are no actions, voluntary or involuntary, pending against the Tenant under the bankruptcy laws of the United States or any state thereof.

     11. That this certification is made knowing that Lender is relying upon the representations herein made.

Date:                                  Tenant _______________________________
                                              _______________________________
                                       By:    _______________________________

                                       Typed Name:
                                       Title

Date:                                  Landlord _____________________________
                                                _____________________________
                                       By:      _____________________________

                                       Typed Name:
                                       Title

                                    EXHIBIT E

                               LANDLORD WORK LETTER

     Landlord will contribute the equivalent of $8.50 per sq. feet based on 21,128 sg. Ft. for the Teneant improvements ($179,588.00). This allowance shall be given in the form of free Basic Rent commencing with the August 1, 2001 rental payment. Free Basic Rent shall be given until the amount of the allowance is utilized in full. It is understood that the Landlord will erect a floor to ceiling fence in the Warehouse to separate the 7,000 sq. Ft set forth int he Lease from the balance of the warehouse space. The cost of said fence shall be the responsibility of the Landlord.